                                                                 EXHIBIT 10.6


                    PRELIMINARY AGREEMENT FOR THE TRANSFER OF

                                   A BUSINESS

THIS AGREEMENT entered into on

                                     between

ELLEBI S.P.A., an Italian corporation with paid-in capital of Lit. 9.250.000.000 and registered office at Gualtieri (Reggio Emilia) Frazione Santa Vittoria, Strada Statale 63 n. 189, Taxpayer No. 00356930354, (hereinafter referred to as "Seller"), represented by the Chairman of the Board of Directors Mr. Vittorio Benaglia;

                                                     on the one part

                                       AND

BRINK ITALIA S.R.L., an Italian corporation with paid-in capital of 20,000,000 and registered office at Milano, Piazza Meda n. 5, Taxpayer No. 12212400159 (hereinafter referred to as "Buyer" and which changed its corporate name into "Ellebi Srl" and its corporate address to Gualtieri (Reggio Emilia), Frazione Santa Vittoria, Strada Statale 63, n. 189, by means of a quotaholders resolution of Dec. 9, 1997, subject to Court approval ), represented by Mr. Jan Willem Rengelink, in his capacity as Managing Director;

BRINK INTERNATIONAL B.V., a Dutch corporation with registered office at Industrieweg, 5, 7951 CX Staphorst, The Netherlands, Italian fiscal code No. 97203440157, represented by Mr. Jan Willem Rengelink, in his capacity as Managing Director;

                                                    on the other part

                                   WITNESSETH:

WHEREAS Seller, among other activities, is engaged in the manufacturing, marketing and selling of towbars for passengers cars and vans, trailers, accessories and parts thereof, and

WHEREAS Seller desires to sell to Buyer the business referred to above, and

WHEREAS Buyer desires to buy such business at the Closing (as such term is defined in Article 1.0 hereinbelow) and, to this end, prior to the date of this Agreement, has conducted, directly and through auditors and advisors of its choice, a due diligence investigation of such business;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1.0 - DEFINITIONS

In this Agreement the following terms shall have the following meaning unless otherwise specified:

              (a) "Accounting Principles" shall mean the accounting principles of the "Commissione per la statuizione dei principi contabili dei Commercialisti e dei Ragionieri" as integrated (or, as the case may be, superseded) by the special accounting principles agreed upon between the parties, which are set forth in Exhibit "E" hereto.

              (b) "Assumed Liabilities" shall have the meaning set forth in point (c) of paragraph 2.1 hereof.

              (c) "Business" shall have the meaning set forth in paragraph 2.1 hereof.

              (d) "Buyer" shall mean Brink Italia S.r.l.

              (e) "Closing" shall have the meaning set forth in Article 7 hereof.

              (f) "Effective Date" shall mean the hours 00.01 of January 1,
                  1998, or such different date that the parties hereto may agree, and will be the date of the actual transfer from Seller to Buyer of the Business, as hereinafter specified.

              (g) "Effective Date Financial Statement" shall have the meaning set forth in paragraph 6.3 hereof.

              (h) "Financial Statement" shall mean a financial statement of the
                  Business as of 31 December 1996, which indicates the book value at the same date of the assets and liabilities comprised in the Business and which is attached under Exhibit "A" hereto.

              (i) "Guarantor" shall mean Brink International B.V.

              (j) "Seller" shall mean Ellebi SpA.


              (k) "Transferred Assets" shall have the meaning set forth in point
                  (A) of paragraph 2.1 hereof.

ARTICLE 2.0 - PURPOSE

2.1 Subject to the terms and conditions of this Agreement. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Business, as hereinafter defined, effective as of the Effective Date.

For the purposes of this Agreement Business shall mean the going concern (azienda)of the Seller comprising the assets and properties, the contracts and rights and the liabilities and obligations set forth hereafter relating to the production, sale and distribution of the products described in the first recital hereof, provided that such going concern shall not include any assets or properties, contracts or rights, liabilities or obligations that are not specifically and expressly listed or referred to in this paragraph 2.1, even if they relate to or are connected with the Business:

(A) Assets and Properties

              (a) All machinery vehicles, equipment, fixtures, furniture, tools, spare parts, maintenance equipment and supplies and other items of personal property (other than inventory, which is separately dealt with in paragraph (b) below), the book value of which is indicated in the Financial Statement and such other items of machinery, vehicles, equipment, furniture, tools, spare parts, maintenance equipment and supplies and other items of personal property as are owned or otherwise held by the Seller on the date of this Agreement or which will be acquired by same on or prior to the Effective Date and used in connection with or for the purpose of the conduct and operation of the Business, but excluding any such items disposed of by the Seller in the ordinary course of business between the reference date of the Financial Statement and the Effective Date.

              (b) All raw materials, work-in-process, finished products, packaging, advertising and other materials owned or otherwise held by the Seller as at the Effective Date and used in connection with or for the purpose of the conduct and operation of the Business.

              (c) The accounts and notes receivable relating to or arising in connection with the conduct and operation of the Business up to the Effective Date (excluded), excluding tax refunds and any other receivable relating to taxes.

              (d) The intellectual property rights referred to in paragraph 3.3 hereof.

              (e) Deposits, pre-paid expenses or premiums and other items of similar nature as existing as of the Effective Date.

              (f) All goodwill and goodwill related items concerning the
                  Business (customer lists, market information, marketing and sales plans, etc.).

(B) Contracts and Rights

              (a) All employment relationships entered into with the persons employed by the Seller in the conduct and operation of the Business as of the date hereof, listed on Schedule 5 attached to Exhibit "F", plus any other employees hired by the Seller in the ordinary course of the Business and upon written approval of Buyer between the date hereof and the Effective Date, but excluding any employees the employment of which was terminated (for any cause) effective on or prior to the Effective Date.

              (b) All other contracts, agreements, commitments or other binding arrangements, whether oral or written, including purchase orders, existing as of the date of this Agreement entered into by the Seller in connection with or for the purpose of the conduct and operation of the Business and referred to in paragraph 3.7.

              (c) All contracts, agreements, commitments or other binding arrangements whether oral or written, including purchase orders, entered into by the Seller in the ordinary course of business between the date hereof and the Effective Date, consistently with the provisions of Article 5.

(C) Liabilities and Obligations

             (a) All liabilities and obligations relating to the employees of the Seller, including (without limitation) any accrued liabilities for severance indemnity (trattamento difine rapporto) 13th and 14th month salary and unused vacation and for any social security charges accrued prior to the Effective Date the payment of which has not yet fallen due.

              (b) The total amount which Seller would be required to pay to any of its agents up to the Effective Date to cover any kind of termination entitlements upon cessation of the relevant agency relationship (i.e. "indennita di clientela" and "F.I.R.R." if not accrued with ENASARCO) as provided for by the applicable provisions of law.

              (c) All obligations to be performed or accruing under the
                  contracts referred to under paragraph (b) preceding.

              (d) The trading accounts and notes payable relating to or arising in connection with the conduct and operation to the Business up to the Effective Date (excluded).

2.2 In consideration for the sale, Buyer shall pay to Seller the difference between the value of the Transferred Assets, including goodwill, and the value of the Assumed Liabilities as of the Effective Date, to be determined in accordance with the criteria and adjustments hereinafter set forth.

ARTICLE 3.0 - REPRESENTATIONS, WARRANTIES AND GUARANTEES OF THE SELLER

Seller represents, warrants and guarantees to Buyer that each of the representations and warranties contained in this Agreement is true as of the date of execution of this Agreement and will be true as of the Effective Date.

3.1        Seller's Rights

              (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Italy.

                  It has full right and authority to own, operate and lease its property and to carry on its business substantially as it is being conducted on the date hereof, and to pursue the purposes indicated in its by laws, and has obtained all necessary governmental licences, permits and authorizations to carry on its business.


              (b) The execution of this Agreement by the proper representative of Seller has been duly authorized by its Administrative Body and no other authorizations and approvals are required by Seller.

3.2 Title to property

Seller has good and marketable title to all the properties and assets presently used in the operations of the Business (excepting only those properties and assets which are leased) which are listed in Exhibit "B(i)" hereto. Except as set forth in Exhibit "B(i)" hereto, such properties and assets are free from liens, mortgages, pledges, encumbrances or charges of any kind or nature whatsoever and, except as set forth in Exhibit "C" hereto, are not held or used by Seller as a lessee or as a conditional vendee.

Attached hereto as Exhibit "C" is a true and complete list, with a detailed description thereof, of all properties, leased or subleased or to be leased or subleased by Seller in connection with the activity of the Business and transferred under this Agreement, together with the terms, rental and other material provisions of each lease.

All properties currently owned, used or leased by Seller in connection with the activity of the Business conform to all applicable laws, statutes, ordinances and regulations relating to such properties, including, by way of example, zoning and environmental laws and regulations, and no notice of violation relating to same has been received by Seller.

3.3.       Know-How and Industrial Property

              (a) Exhibit "B"(ii) is a list of all intellectual or industrial property belonging to the Seller and related to the Business including, without limitation, trademarks, patent and design granted or applied for or de facto used in the Business.

              (b) Tradenames, trademarks and patents listed in Exhibit "B"( ii)
                  are valid and enforceable in the countries where they have been registered.

              (c) Except as disclosed in Exhibit "B"(ii) Seller is in a position to operate the Business without requiring any know-how, trademark and/or patent licenses from third parties.

              (d) Except for the trademarks whose use have been granted by the
                  Seller to the South African company Towlink Ltd., Seller has not licensed any know-how, trademark or patent owned by Seller to any third parties.

              (e) All application and renewal fees, costs and charges for patents and trademarks of Seller have been paid on time.

              (f) Seller owns or has adequate licenses or other rights to use all patents, inventions, trademarks, trade names and copyrights, with all relating applications, presently used, related to, or necessary for the conduct of the Business. Seller owns or has adequate licenses or other rights relating to the use of technical data and know-how used in its products and operations, including the right to utilize the manufacturing processes presently employed.

No claim for infringement of any such patents, inventions, trademarks, trade names or copyrights, with all relating applications, or relating to use of technical data or know-how, is pending or known to be threatened against Seller nor has any such claim been filed or lodged against Seller in the five years preceding the Effective Date.

To the best of Seller's knowledge and belief, none of the Seller's products violates any industrial property rights of any third party.

3.4        Financial

              (a) The Financial Statement attached under "A" hereto includes all assets and liabilities comprised in the Business as of 31 December 1996 on the basis of the net value thereof resulting from Seller's mandatory accounting books as of 31 December 1996, except the total value of the goodwill which has been agreed upon between the parties hereto.

              (b) The book value of the inventory indicated in the Financial
                  Statement has been calculated applying the Accounting Principles and shall be adjusted following the procedure under paragraph 6.3(ii) below.

3.5        Indemnities and Social Security

              (a) The amount shown on the Financial Statement as "accrued seniority indemnity" is equal to the total amount which the Seller would be required to pay to the identified employees through 31 December 1996 to cover employees' entitlements upon cessation of the employment relationships as of that date, including, by way of example, seniority indemnity, holiday indemnity if applicable, thirteenth and fourteenth months pay, prorated to the extent necessary. Such amount shall be adjusted accordingly through the Effective Date.

              (b) The amount shown on the Financial Statement as "termination entitlements due to Agents", is equal to the total amount which the Seller would be required to pay to all its agents through 31 December 1996 to cover any kind of termination entitlements upon cessation of the agency relationships as of that date (including "i.e. "indenita di clientela" and F.I.R.R. if not accrued with ENASARCO). Such amount to be adjusted accordingly through the Effective Date.

              (c) Except as set forth on Schedule 5 attached to Exhibit "F", neither of employees or agents of the Business has been granted any special termination pay, pension or beneficial plan in excess of what is required by the law and by the applicable National Collective Agreements.

              (d) Seller has timely filed and will timely file all declarations, returns and reports required to be filed with respect to social security and welfare laws and regulations. All social and welfare charges of Seller through the Effective Date have been or will be timely paid in ful1.

3.6        Taxes

All declarations, returns and reports to be filed by Seller with respect to all municipal, provincial, regional and national direct and indirect taxes, duties, imposts and governmental levies (hereinafter collectively referred to as "Taxes") have been or shall be timely filed. All Taxes concerning the Business for which Seller is or may be liable through the Effective Date have been or shall be timely paid in full by Seller.

3.7        Contracts and Commitments

The transfer of the Business includes (i) those contracts or commitments with any third party listed in Exhibit "F", together with its attached schedules,
(ii) the contracts for the supply of
water, energy, telephone and other services (collectively referred to as "utenze"); and (iii) all other oral and written contracts inherent to the Business, but not listed in Exhibit "F", Schedule 1, provided that they do not exceed, in the case of any one agreement, an obligation or benefit of Lire 10,000,000 (ten millions) and, in the case of all agreements, an aggregate obligation of Lire 50,000,000 (fifty millions) [all of them referred to hereinafter as "Contracts"].

The Seller is not in default or alleged to be in default under any Contract nor is Seller aware of any default by any other party to any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract. All of the Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and will remain in full force and effect after the Closing without any notice to or consent by any other party, subject to the provisions of Section 2558, second paragraph, of the Italian Civil Code. Copies of all agreements, contracts and documents delivered and to be delivered hereunder by Seller are and will be true and complete copies of such agreements, contracts and documents. All written summaries of oral agreements will be true and complete.

Seller hereby represents that each of the following schedules of Exhibit "F" is complete and the information contained therein is correct in all material respect as of the date of execution of this Agreement and will be correct in all material respect as of the Effective Date:




Schedule 1: This Schedule lists the following agreements, whether oral or written to which Seller is a party as of the date of this Agreement, and which relate to the activity of the Business to the extent such agreements are not set forth in other Exhibits or Schedules:

              (i) Each contract, agreement, or arrangements made in the course of ordinary business by Seller for the purchase of any services, materials, or equipment.

             (ii) Each contract, agreement, or commitment by Seller for delivery of its products or services.

            (iii) Each consultancy agreement between Seller and third party who is not an employee of Seller.

             (iv) Each sales agency or distributorship agreements providing for the services of an independent contractor to which Seller is a party or by which it is bound.

Scheudle 2: This Schedule lists each policy of product liability covering only the assets relating to the Business and not listed in Schedule 1.

Schedule 3: This Schedule lists the homologations obtained for the products of the Business; Seller guarantees that it has obtained all permits, licences and other approvals and authorizations which are necessary to conduct the activity of the Business.

Schedule 4: This Schedule lists all tangible personal property owned by any third parties (whether a customer, supplier or other person) for which Seller is responsible, and which relate to the activity of the Business.

Schedule 5: This Schedule is a list of all current employees of the Seller hereinafter referred to also as ("Transferred Employees"), a designation of such employees' full or part time status, the compensation payable to each such employee, all fringe benefits which Seller currently makes available to such employees, and the accrued vacation pay owing by Seller to each of its employee. It is hereby agreed that absent different agreement between the parties, only the employees of the Seller listed in Schedule 5 shall be transferred from Seller to Buyer. Seller does hereby undertake to hold Buyer harmless from whatsoever liability it might incur for Seller's inability to comply with its undertaking. Seller guarantees (i) that all employees listed in
Schedule 5 are employed in the correct level and category, as provided for by the applicable Italian laws and Collective Agreements, and (ii) that it will hold Buyer harmless from whatsoever liability it might incur for claims filed by the employees relating to their employment with Seller and matured before the Effective Date.

3.8  Legal proceedings.

              (a) Exhibit "G" lists any legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding and any order, decree or judgement against or relating to Seller, its officers, directors or employees, its properties, assets or business or the transaction contemplated by this Agreement, with exclusion of credit collection cases.

              (b) Any liability (or gain) arising out of the proceedings listed under Exhibit "G" shall be borne (or accrued) to Seller.

3.9  Liabilities related to products

There are no liabilities, accrued or unaccrued, of the Seller, including products liability, arising from the sale of the products manufactured and/or sold by Seller, which products were and will be manufactured and/or sold in compliance with all the applicable laws and regulations.

3.10 Accounts Receivable

All accounts receivable which will be reflected in the Effective Date Financial Statement shall be actually due to Seller and shall be collected within 270 days of Closing. None of such accounts receivable is or will be subject to any claim, dispute or set off arising from any circumstances up to the Effective Date. Upon expiration of the term of 270 days of Closing, within the following 30 days, Buyer shall be entitled to require the Seller to repurchase all or part of the accounts which remain uncollected for a price equal to the aggregate face value thereof less the entire amount of the provision for bad and doubtful debts which shall be reflected in the Effective Date Financial Statement.

3.11  Compliance with laws and environmental liabilities

              (a) For the purposes of this Agreement:

                  (i) "the Environmental Legislation" means any law and any other statute or subordinate legislation relating to pollution of the environment in force in Italy as at the date hereof.

                  (ii) "Hazardous Items" means any controlled waste (as defined in the Environmental Legislation) of any kind noise, vibration, smell, fumes, smoke, soot, ash, dust, grit, chemical, petroleum products, noxious, radioactive, inflammable, explosive, dangerous or offensive gases or materials and any other substances of whatever nature which may cause harm to the health of living organisms or the environment and which are regulated under the Environmental Legislation.

                  (iii) "Pollution of the environment" means the pollution of all or any of the air, water and land due to the release into such from any process or substances which are capable of causing harm to man or any other living organism.

                  (iv) "Properties" shall mean any real estate owned, leased or occupied at the date hereof by the Seller for the operation of the Business.

                  (v) "Consents" shall mean all necessary licenses, consents, authorizations, and registrations required under the Environmental Legislation to operate the Business.

              (b) The Consents as hereinabove defined (or true and complete evidential copies of the same) are in the possession or under the control of the Seller and the Business and there are no outstanding applications or appeals in relation to the same.

              (c) Seller guarantees that there is anything in, on, over or under the Properties the presence existence or condition of which constitutes a breach of the Environmental Legislation nor is any manufacturing, storage, generation, servicing treatment, disposal or other process carried on at the Properties in such a way as to amount to a breach of the same.

              (d) The Consents with regard to the Properties and/or any
                  activities processes and substances from time to time on the Properties have been obtained and made in the name of the Seller and the Business.

              (e) All statements made and all information supplied by or on behalf of Seller and the Business in support of applications made for the Consents were and remain true and accurate in all respects.

              (f) All conditions attached to the Consents have in all respects been complied with and no claims or proceedings have been made or issued or are contemplated or threatened alleging a breach of such conditions.

              (g) No writ, summons, orders, enforcement notice, prohibition notice or other notice has been received by the Seller and the Business and so far as the Seller is aware, no direction of any public, local or other statutory authority has been made with regard to the Properties and/or any activities, processes or substances in, on, over or under the Properties pursuant to the Environmental Legislation and no prosecutions have been instituted with respect thereto.

              (h) Seller and the Business guarantees that any offense pursuant to the Environmental Legislation has been committed during Seller and the Business, occupation of the Properties or before in connection with the Properties or any activities, processes or substances in, or over or under the Properties.

              (i) No complaints have been received by Seller or the Business from any governmental body or agency or any other competent authority or any third party (including any employee) with regard to the Properties and/or any activities, processes or substances in, or over or under the properties as the result of any actual or alleged breach of the Environmental Legislation or the presence of any Hazardous Items and Seller is not aware of any facts which may lead to any such complaint.

              (j) No works have been carried out on the Properties by any public, local or other statutory authority under the Environmental Legislation in respect of which such authority is entitled to recover costs nor have Seller or the Business received any notice or have any information indicating that it is or may be responsible for all or some portion of the costs of investigating, treating, containing, removing from any place or otherwise addressing any Hazardous Items.

              (k) There are not in use or stored on the Properties: (i) Any radioactive material or radioactive apparatus.

                  (ii) Any hazardous substance as defined in the Environmental legislation.

                  (iii) Any processes or substances prescribed by regulations under the Environmental Legislation for which an authorization is required.

                  (iv) Any underground storage tanks (UST), pipes or landfills.

              (l) The Properties have not been affected by any landfill gas nor has there been deposited on or in the Properties any Hazardous Items.

              (m) Seller guarantees that no Hazardous Items have been spilled, released, discharged or disposed of and no contamination of any kind has ever occurred in the soil or water in, under or upon the Properties.

3.12       Governmental Authorities.

Seller is not required to submit any notice, report or other filing with, and no consent, approval or authorization is required, by any governmental or regulatory authority in connection with their execution, delivery, consummation or performance of this Agreement or the transactions contemplated hereby, except for any approval or authorization which may be required for the transfer to Purchaser of any of the permits, licences and authorizations referred to in point (b) of paragraph 3.11 preceding.

3.13       No Undisclosed Liabilities, Claims, etc.

Except for (a) liabilities fully reflected or reserved against in the Financial Statement; and (b) regular and usual liabilities and obligations incurred in the ordinary course of business consistent with past practices after the date of the Financial Statement and which will be reflected in the Effective Date Financial Statement, the Seller has no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims which may become known or which arise only after the Effective Date and which result from actions, omissions or occurrences of the Seller prior to the Closing, to the extent that any such liability, obligation or claim may be enforced against the Purchaser.

3.14       Absence of Certain Business Practices

Neither Seller, or any person or entity related to or affiliated with the Seller, any officer, employee or agent of the Seller, any other person or entity acting on behalf of or associated with the Seller, nor any other entity directly or indirectly owned or controlled by the Seller, acting alone or together, has

              (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefit, regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other entity or individual with whom the Seller has done business directly or indirectly; or

              (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other person or entity who is or may be in a position to help or hinder the business of the Seller (or assist the Seller in connection with any actual or proposed transaction) which

                  (i) might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding;

                  (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of the Seller as reflected in the Financial Statements; or,

                  (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects of the Seller or which might subject the
                                       20

                  Seller to suit or penalty in any private or governmental litigation or proceeding.

3.15 Disclosure

The representations, warranties and guarantees made by Seller herein and the statements, documents and certificates furnished or to be furnished by or on behalf of Seller to Buyer, in connection with the transaction contemplated herein, do not and will not contain any untrue statement of a material fact, do not and will not omit to state a material fact necessary to make any of said representations, warranties, guarantees, statements, documents and certificates not misleading. Seller shall give Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in
Article 3 or elsewhere in this Agreement or in the Exhibits or Schedules referred to herein which occurs prior to the Effective Date.

Seller shall consult with and follow the recommendations of Buyer respect to (i) the cancellation of contracts, agreements, commitments or other understandings or arrangements to which Seller is a party, including, without limitation, commitments for improvements (ii) the commencement in one or more of Seller's locations of the orderly and gradual discontinuance of particular items or operation, and (iii) purchasing, pricing or selling policy (including, without limitation, selling merchandise at discounts); provided, however, that nothing contained in this subsection shall require Seller to take or fail to take any action that, in Seller's reasonable judgement, is likely to give rise to a substantial penalty or a claim for damages by any third party against Seller, or is likely to result in losses to Seller, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of Seller's business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Seller or any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Buyer).

The representations and warranties of the Seller contained in this Agreement are in lieu of all other representations and warranties however provided under applicable law and constitute all of the representations and warranties made by the Seller in connection with the purchase and sale of the Business and the other transactions contemplated under this Agreement.

ARTICLE 4.0 - REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

Buyer and Guarantor hereby make to Seller the following representations and warranties as of the date of this Agreement and as of the Effective Date:

              (a) The Buyer and the Guarantor are corporations duly organized, validly existing and in good standing under the laws of Italy and respectively, The Netherlands.

              (b) The execution of this Agreement by the proper representative of the Buyer and the Guarantor has been duly authorized by the relevant Board of Directors and no other authorizations or approvals are required.

              (c) The execution of this Agreement by Buyer and Guarantor and its performance hereunder will not contravene any contract to which either the Buyer or the Guarantor are parties, or any applicable law or regulations.

ARTICLE 5.0 - CONDUCT OF BUSINESS AND ACTIONS BY SELLER

5.1        Absence of Certain Changes.

Except as set forth in Exhibit "O", since the date of the Financial Statement, Seller has conducted its business only in the ordinary course and has not:

                  (i) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of Seller;

                  (ii) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible, other than in the ordinary course of business;

                  (iii) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of Seller;

                  (iv) encountered any labour union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs which have had a materially adverse effect on its operations, or had any material change in its relations with its employees, agents, customers or suppliers;

                  (iv) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any Shareholder, director, officer, employee, salesman, distributor or agent of Seller;

                  (v) suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse effect on Seller's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in Seller's revenues, costs, backlog or relations with its employees, agents, customers or suppliers;

                  (vi) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                  (vii) made any change to its accounting methods, practices or principles;

                  (viii) adopted or amended any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund or arrangement for the benefit of employees, exception made for the coming into force of the National Metal Workers Collective Agreement in 1997.

                  (ix) entered into any other transaction or event other than in the ordinary course of the Business.

5.2 Between the date hereof and the Effective Date, Seller:

              (a) Will not negotiate, enter into, renew or terminate any shop-level collective labour agreement without prior written consent of Buyer.

              (b) Will cooperate with Buyer, if so requested by it, for the purposes of obtaining from the appropriate authorities the transfer of all licenses, franchises, permits, and authorizations necessary to run the activity of the Business in the name of Buyer.

              (c) Will conduct its business and affairs in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices.

5.3 Without limiting the generality of the foregoing, prior to the Effective Date, Seller will not without Buyer's prior written approval:

                  (i) increase the salaries or other fringe benefits made available to its employees of more than lira 75,000,000 (seventy-five millions), other than in the ordinary course of business (i.e. due to mandatory laws or collective agreements) and excluding the increases of salary to Messrs. Guidetti, Poti, Pavesi and Ragni referred to under 8.0 below;

(ii) enter into any contract or commitment with respect to the operation of the Business extending beyond the Effective Date, other than sales or purchases made in the ordinary course of business;

(iii) enter into any capital expenses higher than lira 15,000,000 (fifteen millions) without written consent of Buyer.

ARTICLE 6.0 - PURCHASE AND SALE OF THE BUSINESS - CONSIDERATION

6.1  Purchase and Sale

The purchase and sale of the Business will occur on the basis of the Transferred Assets and the Assumed Liabilities, as resulting from the Effective Date Financial Statement.

6.2  Transfer of assets and liabilities

As of the Closing Seller shall transfer to Buyer, at latter's expenses, the Business, including:

                  (i) the Transferred Assets and the Assumed Liabilities as of the Effective Date;

                  (ii) all customer lists, and

                  (iii) the contracts and commitments pertinent to the Business listed in Exhibit "F" hereto.

Buyer shall not assume nor be liable for any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether fixed or contingent and whether known or unknown, other than the Assumed Liabilities and liabilities and obligations deriving from the Contracts which will be transferred to the Buyer as contemplated in this Agreement.

6.3        Consideration

In consideration for the transfer, Buyer shall pay to Seller a purchase price equal to the difference between the Transferred Assets and the Assumed Liabilities as of the Effective Date plus Lire 17,734,764,795 (seventeen billion seven hundred thirty-four millions seven hundred sixty-four thousand seven hundred ninety-five) for goodwill:

                  (i) as of January 2, 1998, Buyer (i) shall pay to Seller in cash, to the bank account which shall be communicated by the Seller the amount of lire 33,500,000,000 (thirty-three billion five hundred millions):

                  (ii) shall put in escrow with the notary public Pasquale Lebano of Milan the amount of lira 1,500,000,000 (one billion five hundred millions), to secure payment of the adjustment of the Purchase Price (if any). The parties undertake to instruct the notary to release the amount only upon joint request of duly authorized representatives of the Seller and of the Buyer or upon request of one of the parties supported by the award of the arbitration panel referred to under article 11.10 hereinbelow, as per the draft instructions attached hereto under Exhibit "P"; and

                  (iii) within forty-five days from the Effective Date the parties shall jointly prepare a financial statement of the Business as of the Effective Date (the "Effective Date Financial Statement") on the basis of the Accounting Principles, with the purpose to adjourn the Financial Statement to the situation of the Business as of the Effective Date. The difference between (i) the net value of the Business (excluding goodwill) as resulting from the Effective Date Financial Statement and the net value of the Business (excluding goodwill) as resulting from the Financial Statement shall be paid by the Buyer to the Seller or reimbursed by Seller to the Buyer within the following 30 days, increased by an interest of 5% p.a. starting from the Effective Date. Should the parties fail to reach an agreement on the Effective Date Financial Statement, each of them may promote an audit to be carried out by Arthur Andersen of Milan (or, should the latter refuse, by an auditing company appointed by the Chairman of the Milan Chamber of Commerce), whose report shall be released to the parties within 45 days from the mandate and shall be binding upon the parties.

                  The cost of the audit shall be borne equally by the parties and the aforesaid difference shall be paid (or reimbursed) within 30 days from the delivery of the audit report, increased by an interest of 5% p.a. starting from the Effective Date.

ARTICLE 7.0 - CLOSING

As of the Effective Date, (i) a Deed of Sale shall be executed before the public notary Pasquale Lebano in Milano, according to the Draft attached hereto under Exhibit "H", it being understood that all obligations of Seller and Buyer set forth by this agreement shall survive and shall prevail over the Deed of Sale;
(ii) a lease agreement for the plants and buildings hosting the Business shall be entered into between Seller and Buyer according to the draft attached under Exhibit "L" hereto; (iii) Buyer and Seller shall enter into a pre-emption agreement substantially in the terms of Exhibit "Q" hereto; (iv) Seller shall deliver the original bank guarantee referred to under article 9.3, as per the draft attached under "N"; (v) the parties shall give the notary the letter of instructions as per the draft attached under Exhibit "P";
(vi) each party shall deliver such documents, instructions and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and in substance to counsel for the other party. The closing shall take place in the offices of Baker & McKenzie at Milano, Piazza Meda, 3, or at such other time and place as shall be mutually acceptable to the parties.

ARTICLE 8.0 - CONDITIONS PRECEDENT TO THE CLOSING

The obligations of Buyer and Seller hereunder to complete the purchase of the Business on the Effective Date are subject to the conditions precedent (i) that a revision of the employment agreement with Messrs. Guidetti, Poti, Pavesi and Ragni entered into according to Exhibit "I" hereto, (ii) that current shareholders of Seller and their relatives resign as employees effective as of March 31, 1998 without any cost for the Business, save for ordinary termination entitlements due under Italian labour laws, and (iii) that the procedure contemplated in paragraph 11.8 has been duly completed in accordance with the applicable provisions of law.

ARTICLE 9.0 - ENFORCEMENT PROVISIONS

9.1   Indemnities

9.1.1 Seller shall defend at its expenses, and hold Buyer harmless against any liability, damage or loss in any way relating to the Business which are the consequence of circumstances, obligations and omissions before the Effective Date, including, without limitation,

                  (i) any and all liabilities relating to the Business arising from operations or transactions occurring before the Effective Date, and (ii) any and all liability concerning employees and agents accrued before the Effective Date and any charge and liability vis-a-vis employees, agents and social security agencies, to the extent (but only to the extent) that any such liabilities are not reflected or reserved for in the Effective Date Financial Statement or do not arise from the contracts and commitments transferred to Buyer pursuant to this Agreement.

                  Anything in any applicable law to the contrary notwithstanding, no breach or inaccuracy of any representation or warranty contained herein shall give rise to any right on the part of the Buyer to rescind or terminate this Agreement after completion of the Closing, unless the default is "serious" according to article 1455 of the Italian Civil Code. The parties hereto agree that a default shall be considered "serious" if it implies the impossibility to carry out the Business or involves a liability for the Seller or the Buyer exceeding 4 billion lira. The non defaulting party shall give the other party 30 days to cure the default, warning it that the failure to cure it shall entitle the other party to terminate the agreement.

9.2        Survival of Representations - Limitation of liability.

              (a) All representations, warranties, guarantees and undertakings set forth in this Agreement and the obligations and rights arising therefrom shall survive the Effective Date and shall continue in full force for a period of 2 years following the Effective Date.

                  With respect to Taxes, claims from employees, social security contributions and environmental matters, all obligations and undertakings shall survive for 6 years or until final settlement thereof, or until expiration of the statute of limitations relating to thereto, whichever is later.

              (b) Buyer and Seller (and their respective tax, accounting and legal service providers) shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. Buyer and Seller (and their respective tax, accounting and legal service providers) will retain for the full period of any statute of limitations and provide the others with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

              (c) Buyer and Seller hereby agree that in the event a claim with respect to Taxes is made pursuant to this Agreement, each party shall furnish or cause to be furnished to any of them all books, records, tax returns and other information reasonably requested by such other party that relate to such claims, and each party agrees to file on behalf of the other party any returns, forms or other statements that relate to such claims.

              (d) If in connection with any examination, investigation, audit or other proceeding of any Tax return for a taxable period ending prior to the Effective Date, any governmental body or authority issues to Buyer, a written notice of deficiency, a proposed adjustment, an assertion of claim or demand concerning the tax period covered by such return, Buyer shall notify Seller of its receipt of such communication from the governmental body or authority. Seller shall, at its expense, have the sole and exclusive right, power and authority to contest any such assessment, proposal, claim, demand or other proceeding and to represent and act for and on behalf of Seller in connection with any notice, proposal, investigation, assessment, audit, examination or any other proceedings of any kind whatsoever in connection with any Tax return for a taxable period of Seller ending on or prior to the Effective Date. Seller agrees to keep Buyer informed of the progress of any such proceeding and to consult with Buyer in good faith in connection therewith. Seller further agrees that they will not settle or resolve any issue related to Taxes which, is so settled or resolved, would have an effect on Seller or Buyer for periods ending after the Effective Date, without having consulted with Buyer. If any examination, investigation, audit or other proceeding relates to a Tax return for a period that ends after the Effective Date, Buyer shall control and resolve such examination, investigation, audit or other proceeding, without prejudice to Seller's liability under article 3.6 hereof.

9.3 Bank Guarantee

The performance by Seller of all the obligations arising as of this agreement, including, without limitation, the obligation to indemnify Buyer in case of breach of the representations and warranties given by Seller, shall be guaranteed by a Bank guarantee, released at Seller's cost by a primary Italian Bank according to the draft attached under Exhibit "N".

The Bank guarantee shall amount to 2 (two) billion lira and shall have a duration of 6 years from the Effective Date for the indemnification obligations arising as of the breach of guarantees referred to under articles 3.6, 3.5 and
3.7 (Exhibit F.5) and 3.11 hereof and of 2 years for all other obligations.

The Bank shall pay to Buyer, without delay, (I) the amounts indicated in a written request bearing the joint signature of the Seller and of the Buyer, or
(II) the amounts indicated in a written request of the Buyer, provided that it is supported by the award of the arbitration panel referred to in article 11.10 hereinbelow.

The duration of the guarantee shall be suspended from the date of the filing of the arbitration claim to the date of delivery of the arbitration award.

9.4        Covenants of Buyer

Buyer shall indemnify and hold Seller harmless in respect of any claim or demand of third parties however relating to liabilities comprised in the Business pursuant to this Agreement, to the extent that such liabilities are reflected in the Effective Date Financial Statement.

ARTICLE 10.0 - EXCLUSIONS AND LIMITATIONS - REFUND


10.1 Exclusions and Limitations

Anything herein or in any applicable law to the contrary notwithstanding:

              (a) The Seller shall not be liable to the Buyer under Article 9 or otherwise:

                  (i) if the sum due in connection with any single occurrence giving rise to liability pursuant thereto does not exceed Lire 20 (twenty) million; and

                  (ii) until the aggregate of all amounts that would otherwise be due pursuant to such Article 9 or otherwise, exceeds Lire 300 (three hundred) million, provided that, if such limit is exceeded, the Seller's liability shall be limited to the excess.

              (b) The Seller's maximum aggregate liability under Article 9 or otherwise shall be limited to Lire 8.5 (eightpointfive) billion.

              (c) The amount of all indemnities payable by the Seller to the
                  Buyer pursuant to Article 9 or otherwise shall be further reduced by:

                  (i) any reserve amount recorded on the Effective Date Financial Statement relating to the event giving rise to indemnification;

                  (ii) the amount of any insurance or similar payment that Buyer has received or is entitled to receive in connection with the event giving rise to indemnification;

                  (iii) the amount of any indemnification that Buyer has received or is entitled to receive from any third party;

                  (iv) the amount by which any liabilities or provisions shown on the Effective Date Financial Statement subsequently proves to have been overstated or unnecessary.

              (d) The Seller will not be required to indemnify the Buyer under
                  Article 9 or otherwise in respect of any contingent or potential liability, unless and until such liability has become actual and has been paid for by the Buyer or has become the subject matter of a final and uncontestable obligation to pay the Buyer.

              (e) In no event will the Seller be responsible to the Buyer under
                  Article 9 or otherwise in respect of:

                  (i) any actual or alleged inaccuracy or breach of the representations and warranties (other than representations and warranties referred to at point (ii) below) which is notified to the Seller later than two (2) years following the Effective Date; or

                  (ii) any actual or alleged inaccuracy or breach of the representations and warranties with respect to Taxes, claims from employees, social security contributions and environmental matters that is notified to the Seller later than 30 (thirty) days after the elapse of 6 years or final settlement thereof or expiration of the statute of limitations relating thereto, whichever is later.

10.2 Refund

Buyer shall refund to Seller any portion of the provision which will be reflected in the Effective Date Financial Statement to cover any termination entitlements (including "indennita di clientela" and F.I.R.R., if not accrued with ENASARCO) accrued in favour of the agents of the Seller as of the Effective Date, if and to the extent that any portion of such provision will become unnecessary or excessive under the applicable provisions of law after the Effective Date, including the fact that the relevant agents or any of them have terminated the respective agency relationship with Buyer thus becoming no longer entitled to the payment by Buyer of the respective termination entitlements (including "indennita di clientela" and F.I.R.R., if not accrued with ENASARCO).

ARTICLE 11.0 - MISCELLANEOUS


11.1  Finder's Fees Expenses

              (a) Buyer agrees to indemnify and hold harmless Seller against any claim asserted against Seller for brokerage or finder's fees in respect to the transactions contemplated herein by any person purporting to act on behalf of Buyer and its representatives. Seller agrees to indemnify and hold harmless Buyer for brokerage or finder's fees in respect of the transactions contemplated herein by any person purporting to act on behalf of Seller.

              (b) Each of the parties hereto shall pay the expenses incident to its preparation, signature and performance under this Agreement whether or not the transactions contemplated herein are consummated. The Seller shall bear the income tax incident to this transaction, whereas the registration tax of the Deed of Sale and the notary fees shall be borne by Buyer.

11.2  Covenant not to Compete

Seller and its shareholders represent, warrant and agree that for the maximum duration of 5 (five) years from the Effective Date, they shall not, either jointly or separately, directly or indirectly, engage in any business in competition with the Business in Italy, and in the territory in which, at the Effective Date, shall be marketed the products manufactured by the Business.

Each of the Seller and its shareholders shall be severally (and not jointly with the others) liable towards Buyer for any breach of the aforesaid covenant.

The shareholders of the Seller execute this agreement for acceptance of the above mentioned non compete obligation and of any other provision set forth in this agreement whose accomplishment will require their actions and or intervention.

11.3       Notices

Unless otherwise provided herein, any notices under this Agreement or in connection therewith shall be sent by registered airmail, or telegraph, cable or telex to the addresses indicated in the preamble hereof. Such notice or communication shall be deemed to have been given as of the date of receipt. Either party may change its address for receipt of notices and copies by notice duly given to the other party.

11.4       Assignment

Neither party may assign this Agreement unless such assignment is authorized in writing by the other party except that Buyer without consent of Seller may assign this Agreement to any company belonging to the Brink Group, it being however understood that in such event the Guarantor shall be jointly liable towards the Seller for the due performance of the obligations of the aforesaid assignee arising out of this Agreement.

11.5       Headings

The descriptive words or phrases at the head of the various Articles hereof are inserted only as a convenience and for reference and in no way are or are intended to be a part of this Agreement, or in any way define, limit or describe the scope or intent of the particular Article to which they refer.

11.6       Waivers

No party hereto shall have been deemed to have waived any right arising out of this Agreement or out of any default or breach hereunder, unless such waiver is evidenced by a written instrument by such party. No waiver of any default or breach hereunder shall be construed to constitute a waiver of any other default or breach hereunder whether similar or not.

l1.7       Complete agreement

This Agreement including the Exhibits hereto constitute the entire agreement between the parties relating to the subject matter hereof, and there are no prior representations, warranties, or agreements relating thereto. No change in, addition to, or waiver of the terms and conditions hereof shall be binding on any party unless approved by it in writing.

11.8       Announcements - Notice to the Unions

This Agreement and the transaction contemplated hereby shall be maintained as confidential. No public announcements or publicity shall be made by Seller and Buyer without the prior written consent of the other party. Seller and Buyer, as soon as practicable after the execution of this agreement, shall send a joint communication to the Unions and to the Shop Representatives of the Unions (R.S.A.) under section 47 of the Law no. 428 according to the draft attached hereto under Exhibit "M", and shall thereafter take any actions required pursuant to the aforesaid law.

11.9       Obligations of the Guarantor

The Guarantor hereby jointly and severally guarantees to the Seller-the obligations of the Buyers (i) to complete the purchase of the Business at closing, and (ii) to pay the Purchase Price, including its adjustments.

11.10      Post-closing obligation

As soon as possible after Closing, Seller shall transfer to Buyer, free of charge, all the 250 shares equity it currently owns in Towlink Ltd., a company with registered office at 19 Ficus, Heldervue 7130, Cape Town, South Africa, representing 25% of the corporate capital of Towlink Ltd., (the "South African Shares"). Buyer recognizes that the other shareholder of Towlink Ltd, the company Aucrite Close Corporation may exercise a pre-emptive right on the transfer of the South African Shares and Seller shall endeavor to obtain its consent to the sale of the South African Shares to the Buyer. The parties hereto agree that should Seller not obtain within 60 days from the date of closing the consent of Aucrite Close Corporation to the transfer of the Shares from Seller to Buyer, Seller shall repossess tile financial rights related to Towlink (Lire 71.219.429) free of charge and, if so requested by Buyer, shall terminate the distribution agreement on July 8, 1998.

11.11      Governing law and jurisdiction

This agreement is subject to the Italian law and all the controversies arising therefrom shall be settled by formal arbitration to be conducted and governed under the rules of the Camera Arbitrale of the Chamber of Commerce of Milan.

For the purpose of the arbitration proceedings, Buyer and Guarantor shall be deemed to constitute a single party.

IN WITNESS WHEREOF, the parties hereto have signed and delivered this Agreement.

------------------------                ------------------------               ------------------------
(Buyer)                                 (Seller)                               (Guarantor)


---------------------                                                          Shareholders of Ellebi
(            )
                                                                               Vittorio Benaglia

                                                                               ------------------------


                                                                               Gianfranco Landini

                                                                               ------------------------


                                                                               Paolo Landini

                                                                               ------------------------


                                                                               Renato Bianchi

                                                                               ------------------------

                                LIST OF EXHIBITS

A      -           Financial Statement                                                                         1.
B(i)   -           List of properties and assets presently used in the operations of the Business             3.2
B(ii)  -           List of the industrial property and know how                                               3.3
C      -           List of all properties leased or subleased or to be leased or subleased by Seller          3.2
D      -           Annulled
E      -           Accounting principles                                                                     3.3(c)
F      -           Contracts and commitments                                                                  3.6
Schedule 1.        Agreements
Schedule 2.        Product liability policies
Schedule 3.        Permits and licenses
Schedule 4.        Personal property owned by third parties
Schedule 5.        List of employees
G      -           Legal proceedings                                                                         3.8(a)
H      -           Draft Deed of Sale                                                                         7.0
I      -           Draft Employment Agreement                                                                8.0(i)
L      -           Draft Lease Agreement                                                                    8.0(ii)
M      -           Notice under section 47 of Law no. 428                                                     11.8
N      -           Draft Bank Guarantee                                                                       9.3
O      -           "Changes" since the date of Financial Statement                                            5.0
P      -           Instructions to notary (draft)                                                            6.3(i)
Q      -           Draft pre-emption agreement                                                                7.0